Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FULL YEAR NET REVENUES GROWTH OF 32%;
ANNOUNCES CREATION OF WORLD'S LARGEST DIGITAL HEALTH AND FITNESS COMMUNITY

•	Fourth Quarter Net Revenues Increased 31% to $895 Million; Full Year Net Revenues Increased 32% to $3.08 Billion

•	Fourth Quarter Diluted EPS Increased 35% to $0.40; Full Year Diluted EPS Increased 27% to $0.95

•
Through the Acquisitions of Endomondo and MyFitnessPal, Combined with the Company's Existing MapMyFitness Community, Creates the World's Largest Digital Health and Fitness Community with Over 120 Million Unique Registered Users

•	Updates 2015 Net Revenues Outlook to Approximately $3.76 Billion (+22%)

•	Updates 2015 Operating Income Outlook to a Range of $397 Million to $407 Million (+12% to +15%), Inclusive of the Impact of the Acquisitions

Baltimore, MD (February 4, 2015) - Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter ended December 31, 2014. Net revenues increased 31% in the fourth quarter of 2014 to $895 million compared with net revenues of $683 million in the prior year's period. Net income increased 37% in the fourth quarter of 2014 to $88 million compared with $64 million in the prior year's period. Diluted earnings per share for the fourth quarter of 2014 were $0.40 compared with $0.30 per share in the prior year's period.

Fourth quarter apparel net revenues increased 30% to $708 million compared with $546 million in the same period of the prior year, driven primarily by new offerings across training, hunting, and studio, including expanded platform innovations in ColdGear Infrared, Storm, and Charged Cotton. Fourth quarter footwear net revenues increased 55% to $86 million from $55 million in the prior year's period, led by expanded offerings in running and basketball. Fourth quarter accessories net revenues increased 22% to $79 million from $65 million in the prior year's period. Direct-to-Consumer net revenues, which represented 38% of total net revenues for the fourth quarter, grew 27% year-over-year. International net revenues, which represented 9% of total net revenues for the fourth quarter, grew 123% year-over-year.

Gross margin for the fourth quarter of 2014 was 49.9% compared with 51.3% in the prior year's quarter, primarily driven by a higher mix of international revenues. Selling, general and administrative expenses as a percentage of net revenues were 33.6% in the fourth quarter of 2014 compared with 36.9% in the prior year's period, primarily reflecting higher incentive compensation expenses in the prior year's period. Fourth quarter operating income increased 49% to $146 million compared with $98 million in the prior year's period.

Review of Full Year Operating Results
For the full year 2014, net revenues increased 32% to $3.08 billion compared with $2.33 billion in the prior year and compared with the Company’s prior outlook of $3.03 billion. Diluted earnings per share for 2014 increased 27% to $0.95 compared with $0.75 per share in the prior year.

Apparel net revenues increased 30% to $2.29 billion compared with $1.76 billion in the prior year, driven primarily by category expansion in training, outdoor, golf, and studio. Footwear net revenues increased 44% to $431 million during 2014 compared to $299 million in 2013, reflecting expanded offerings in running and basketball. Accessories net revenues increased 27% to $275 million during 2014 compared to $216 million in 2013. Direct-to-Consumer net revenues, which represented 30% of total net revenues for both 2014 and 2013, grew 32% over the prior year. International net revenues, which represented 9% of total net revenues for 2014 compared to 6% of total net revenues in 2013, grew 96% year-over-year.

Gross margin for 2014 was 49.0% compared with 48.7% in 2013, primarily driven by favorable year-over-year sales mix. Selling, general and administrative expenses as a percentage of net revenues were 37.5% for 2014 compared with 37.3% for 2013, primarily reflecting broad-based investments to support global growth initiatives. Operating income grew 34% to $354 million in 2014 compared with $265 million in the prior year and compared with the Company’s prior outlook of $348 million.

Balance Sheet Highlights
Cash and cash equivalents increased 71% to $593 million at December 31, 2014 compared with $347 million at December 31, 2013. Total debt increased to $284 million at December 31, 2014 compared with $153 million at December 31, 2013. Inventory at December 31, 2014 increased 14% to $537 million compared with $469 million at December 31, 2013.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "We are incredibly proud of recording our 19th consecutive quarter of over 20% net revenue growth, including achieving over 30% growth in each quarter of 2014, demonstrating the unending opportunity we see across our five key growth drivers. 2014 marked the year we ignited a powerful new conversation with women, as our I Will What I Want campaign underscored our long-term commitment to both female athletes and athletic females. We built upon our global mission to Make All Athletes Better, as we nearly doubled our International revenues with acceleration in both Europe and China as well as new market strategies in South America, Southeast Asia, and the Middle East. Our Footwear business grew 44% as we solidified and took market share in our core on-field businesses, and debuted our award-winning SpeedForm platform. Building off of this momentum, next week we unveil our latest Brand Holiday campaign featuring the next Under Armour chapters in running and basketball - the SpeedForm Gemini, our pinnacle running shoe featuring our new responsive Charged Cushioning midsole, and the Curry One, the first signature basketball shoe for one of the most dynamic and popular young stars in the NBA, Stephen Curry."

Acquisitions of Endomondo and MyFitnessPal
Today Under Armour also announced the creation of the world's largest digital health and fitness community. Since the December 2013 acquisition of Austin-based MapMyFitness, the Company has focused on creating the largest Connected Fitness platform with 31 million registered users. In early January of 2015, the Company completed its acquisition of Endomondo for a purchase price of $85 million. Based in Copenhagen, Denmark, Endomondo has one of the largest global connected fitness communities with approximately 20 million registered users primarily concentrated in Europe, providing a strong strategic complement to the Company's existing digital platform. In addition, the Company today announced an agreement to acquire MyFitnessPal for a purchase price of $475 million. San Francisco-based MyFitnessPal is the leading resource for healthy living and nutrition with over 80 million registered users, expanding the current offerings for Under Armour's Connected Fitness platform to now include nutritional resources such as a calorie counter, nutrition and exercise tracker. The MyFitnessPal acquisition is expected to close in the first quarter of 2015. Combined with the Company's recent launch of the UA Record app and website, Under Armour will now be connected with over 120 million unique global consumers, representing the largest digital health and fitness community in the world. See related press release titled, "Under Armour Acquires Endomondo and MyFitnessPal to Establish the World's Largest Digital Health and Fitness Community," for more detail on the acquisitions. The Company intends to fund the MyFitnessPal acquisition through an expanded term loan and revolving credit facility as well as cash on hand.

Updated 2015 Outlook
Based on current visibility, the Company expects 2015 net revenues of approximately $3.76 billion, representing growth of 22% over 2014 and 2015 operating income in the range of $397 million to $407 million, representing growth of 12% to 15% over 2014. The updated 2015 guidance reflects the net dilutive impact from the announced acquisitions, including one-time deal-related costs, as well as the impact of the strong dollar on foreign currency exchange rates.

Mr. Plank concluded, "We first entered the Connected Fitness space with our Armour39 biometric measurement technology at the NFL Combine in February 2011. We quickly understood that the power was in the community and an open platform and that these were far more valuable than the hardware tracking device, which informed our decision to purchase MapMyFitness in December 2013. Since the acquisition, we have grown the user base from 20 million registered users to 31 million registered users and gained further insight and validation into the power of the data generated by this community. Today, we have taken defining steps by announcing the acquisitions of two powerful digital businesses that help create the world's largest digital health and fitness community. By combining a community of 120 million unique registered users, we are developing a digital ecosystem that provides us with unparalleled data and insight into making every athlete better. Understanding the evolving needs of our athletes - how they interact, how they consume, and ultimately how they strive to live healthier lifestyles - will be key inputs to forging deeper relationships and becoming more relevant to how the consumer shops for our Brand. By combining three of the best teams in the world of Connected Fitness, we are now extremely well-positioned to create an unrivaled experience for our consumer and a multitude of new opportunities to drive our core business."

Conference Call and Webcast
The Company will provide additional commentary regarding its fourth quarter results as well as its updated 2015 outlook during its earnings conference call today, February 4th, at 5:00 p.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

Connected Fitness Presentation and Webcast
The Company today announced that it will host a Connected Fitness Presentation in New York City on Tuesday, February 10, 2015, beginning at 10:00 a.m ET. The presentation will be led by Kevin Plank, Chairman & CEO, Robin Thurston, SVP of Connected Fitness & Digital, and Brad Dickerson, CFO, followed by a question and answer session. The presentation will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately one hour after the live event.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and accessories, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. Under Armour's wholly owned subsidiary, MapMyFitness, powers one of the world's largest Connected Fitness communities. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-

looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of management information systems and other technology, as well as any potential interruption in such systems or technology; our potential exposure to litigation and other proceedings; risks related to foreign currency exchange rate fluctuations; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2014 and 2013
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,				Year Ended December 31,
	2014	% of Net Revenues	2013	% of Net Revenues	2014	% of Net Revenues	2013	% of Net Revenues
Net revenues	$895,201	100.0%	$682,756	100.0%	$3,084,370	100.0%	$2,332,051	100.0%
Cost of goods sold	448,937	50.1%	332,403	48.7%	1,572,164	51.0%	1,195,381	51.3%
Gross profit	446,264	49.9%	350,353	51.3%	1,512,206	49.0%	1,136,670	48.7%
Selling, general and administrative expenses	299,965	33.6%	251,886	36.9%	1,158,251	37.5%	871,572	37.3%
Income from operations	146,299	16.3%	98,467	14.4%	353,955	11.5%	265,098	11.4%
Interest expense, net	(1,727)	(0.2)%	(806)	(0.1)%	(5,335)	(0.2)%	(2,933)	(0.1)%
Other expense, net	(2,428)	(0.2)%	(502)	(0.1)%	(6,410)	(0.2)%	(1,172)	(0.1)%
Income before income taxes	142,144	15.9%	97,159	14.2%	342,210	11.1%	260,993	11.2%
Provision for income taxes	54,435	6.1%	32,993	4.8%	134,168	4.4%	98,663	4.2%
Net income	$87,709	9.8%	$64,166	9.4%	$208,042	6.7%	$162,330	7.0%
Net income available per common share
Basic	$0.41		$0.30		$0.98		$0.77
Diluted	$0.40		$0.30		$0.95		$0.75
Weighted average common shares outstanding
Basic	213,795		211,392		213,227		210,696
Diluted	219,745		216,652		219,380		215,958
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Apparel	$707,686	$545,505	29.7%	$2,291,520	$1,762,150	30.0%
Footwear	85,810	55,367	55.0%	430,987	298,825	44.2%
Accessories	78,991	64,618	22.2%	275,425	216,098	27.5%
Total net sales	872,487	665,490	31.1%	2,997,932	2,277,073	31.7%
Licensing and other revenues	22,714	17,266	31.6%	86,438	54,978	57.2%
Total net revenues	$895,201	$682,756	31.1%	$3,084,370	$2,332,051	32.3%
NET REVENUES BY SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
North America	$808,234	$645,118	25.3%	$2,796,390	$2,193,739	27.5%
Other foreign countries and businesses	86,967	37,638	131.1%	287,980	138,312	108.2%
Total net revenues	$895,201	$682,756	31.1%	$3,084,370	$2,332,051	32.3%

Under Armour, Inc.
As of December 31, 2014 and 2013
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/14	As of 12/31/13
Assets
Cash and cash equivalents	$593,175	$347,489
Accounts receivable, net	279,835	209,952
Inventories	536,714	469,006
Prepaid expenses and other current assets	87,177	63,987
Deferred income taxes	52,498	38,377
Total current assets	1,549,399	1,128,811
Property and equipment, net	305,564	223,952
Goodwill	123,256	122,244
Intangible assets, net	26,230	24,097
Deferred income taxes	33,570	31,094
Other long term assets	57,064	47,543
Total assets	$2,095,083	$1,577,741
Liabilities and Stockholders’ Equity
Revolving credit facility	$—	$100,000
Accounts payable	210,432	165,456
Accrued expenses	147,681	133,729
Current maturities of long term debt	28,951	4,972
Other current liabilities	34,563	22,473
Total current liabilities	421,627	426,630
Long term debt, net of current maturities	255,250	47,951
Other long term liabilities	67,906	49,806
Total liabilities	744,783	524,387
Total stockholders’ equity	1,350,300	1,053,354
Total liabilities and stockholders’ equity	$2,095,083	$1,577,741

Under Armour, Inc.
For the Year Ended December 31, 2014 and 2013
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Cash flows from operating activities
Net income	$208,042	$162,330
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	72,093	50,549
Unrealized foreign currency exchange rate losses (gains)	11,739	1,905
Loss on disposal of property and equipment	261	332
Stock-based compensation	50,812	43,184
Deferred income taxes	(17,584)	(18,832)
Changes in reserves and allowances	31,350	13,945
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(101,057)	(35,960)
Inventories	(84,658)	(156,900)
Prepaid expenses and other assets	(33,345)	(19,049)
Accounts payable	49,137	14,642
Accrued expenses and other liabilities	28,856	56,481
Income taxes payable and receivable	3,387	7,443
Net cash provided by operating activities	219,033	120,070
Cash flows from investing activities
Purchases of property and equipment	(140,528)	(87,830)
Purchase of business	(10,924)	(148,097)
Purchases of other assets	(860)	(475)
Change in loans receivable	—	(1,700)
Net cash used in investing activities	(152,312)	(238,102)
Cash flows from financing activities
Proceeds from revolving credit facility	—	100,000
Payments on revolving credit facility	(100,000)	—
Proceeds from term loan	250,000	—
Payments on term loan	(13,750)	—
Payments on long term debt	(4,972)	(5,471)
Excess tax benefits from stock-based compensation arrangements	36,965	17,167
Proceeds from exercise of stock options and other stock issuances	15,776	15,099
Payments of debt financing costs	(1,713)	—
Net cash provided by financing activities	182,306	126,795
Effect of exchange rate changes on cash and cash equivalents	(3,341)	(3,115)
Net increase in cash and cash equivalents	245,686	5,648
Cash and cash equivalents
Beginning of period	347,489	341,841
End of period	$593,175	$347,489

Non-cash investing and financing activities
Increase in accrual for property and equipment	$4,922	$3,786